UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PERICOM SEMICONDUCTOR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

California	77-0254621
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1545 Barber Lane Milpitas, California (Address of Principal Executive Offices)	95035 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

1

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

On March 6, 2015, Pericom Semiconductor Corporation (the “Company”) entered into an amendment (the “Amendment”) to the Rights Agreement, dated as of March 6, 2012, between the Company and Computershare Trust Company, N.A., as Rights Agent (collectively the “Rights Agreement”). The Amendment accelerates the Final Expiration Date of the Company’s Preferred Share purchase rights (the “Rights”) from March 6, 2022 to March 6, 2015, and has the effect of terminating the Rights Agreement on that date.

 As a result of the Amendment, (i) the rights to purchase Series D Participating Preferred Stock of the Corporation (the “Rights”) pursuant to the Rights Agreement expired at close of business Eastern Daylight Time on March 6, 2015 (the “Final Expiration Date”) and there no longer will be a Right associated with each outstanding share of the Corporation’s common stock after the Final Expiration Date, (ii) the Restated Rights Agreement expired on the Final Expiration Date, and (iii) no person will have any rights pursuant to the Rights Agreement.

The foregoing is a summary of the terms of the Amendment The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the descriptions and full text of the Rights Agreement thereto contained in the Corporation’s Current Report on Form 8-K filed on March 8, 2012, which is incorporated herein by reference.

2

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Title

3.1*	Amended and Restated Certificate of Determination of Series D Junior Participating Preferred Stock of Pericom Semiconductor Corporation, classifying and designating the Series D Junior Participating Preferred Stock, as filed March 6, 2012 with the Secretary of State of the State of California (incorporated by reference to Exhibit 3.1 to the Corporation's Current Report on Form 8-K, filed March 8, 2012).

4.1*	Rights Agreement, dated as of March 6, 2012, between Pericom Semiconductor Corporation and Computershare Trust Company, N.A., as Rights Agent, which includes the form of Amended and Restated Certificate of Determination of the Series D Junior Participating Preferred Stock of Pericom Semiconductor Corporation as Exhibit A and the form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 to the Corporation's Current Report on Form 8-K, filed March 8, 2012).

4.2	Amendment to Rights Agreement, dated as of March 6, 2015, between Pericom Semiconductor Corporation and Computershare Trust Company, N.A., as Rights Agent.

 ____________________

* Previously filed

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 9, 2015	PERICOM SEMICONDUCTOR CORPORATION

	By:	/s/ Kevin S. Bauer
Kevin S. Bauer
Chief Financial Officer

3

EXHIBIT INDEX

Exhibit Number	Exhibit Title

3.1*	Amended and Restated Certificate of Determination of Series D Junior Participating Preferred Stock of Pericom Semiconductor Corporation, classifying and designating the Series D Junior Participating Preferred Stock, as filed March 6, 2012 with the Secretary of State of the State of California (incorporated by reference to Exhibit 3.1 to the Corporation's Current Report on Form 8-K, filed March 8, 2012).

4.1*	Rights Agreement, dated as of March 6, 2012, between Pericom Semiconductor Corporation and Computershare Trust Company, N.A., as Rights Agent, which includes the form of Amended and Restated Certificate of Determination of the Series D Junior Participating Preferred Stock of Pericom Semiconductor Corporation as Exhibit A and the form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 4.1 to the Corporation's Current Report on Form 8-K, filed March 8, 2012).

4.2	Amendment to Rights Agreement, dated as of March 6, 2015, between Pericom Semiconductor Corporation and Computershare Trust Company, N.A., as Rights Agent.

____________________

* Previously filed

4